HYBRID FINANCIAL

October 22, 2020

PRIVATE AND CONFIDENTIAL

THE3RDBEVCO INC.
606 Johnson Avenue, Suite 1
Bohemia, NY 11716

Attention: Peter Scalise III, CEO

Re: Marketing Administrative Agreement (Reg A Offerings)

Dear Peter,

Hybrid Financial Ltd. ("**Hybrid**") is pleased to provide marketing services to **The3rdBevco Inc.** (the "**Company**") as more fully set out in this letter agreement (the "**Agreement**"). The purpose of this Agreement is to set forth the terms and conditions pursuant to which the Company will engage Hybrid to provide such services.

1. Services

Hybrid's services to the Company shall commence twenty-four hours after Securities and Exchange Commission's approval of Client's Reg A offering currently under review and will include assisting in all aspects of a marketing campaign for the Company, including, but not be limited to:

Regulation A Services

- Provide services required for completion of the Company's Offering including but not limited to:
  - Unlimited inbound call servicing until completion of Offering
  - Unlimited outbound servicing calls required until completion of the offering
  - Unlimited outbound email strategy with approved templates to qualified interested recipients
  - Script and messaging to be approved by the Company
- End of Offering reporting:
  - Detailed report including: summary of calls made and emails sent and pipeline contact information

Capital Markets Advisory Services

- Marketing strategy
- Technology platforms
- Coordinate with participants involved in the Offering

The description of Hybrid's services under this Agreement may be modified or supplemented in the schedules to this Agreement.

P.S.

In providing its services under this Agreement, Hybrid agrees to comply with all applicable securities laws. For certainty, the Company acknowledges that Hybrid shall be the sole owner of any and all databases developed by it over the course of its retainer, regardless of whether its engagement is terminated hereunder.

During the course of providing its services hereunder, Hybrid may utilize one or more alias contacts and may access third party databases in order to increase the efficiency of its outreach in accordance with past practice. The Company consents to such practice. The Company agrees that in the course of this mandate, Hybrid shall use the email address given by the Company and the Company consents to such use.

2. Information

The Company will make available or cause to be made available to Hybrid and its counsel and advisors on a timely basis, all information pertaining to the Company. The Company also agrees to provide Hybrid with timely access to appropriate personnel of the Company.

Hybrid shall be entitled to rely upon such information and all other information that is filed by the Company with applicable regulators or other similar authorities, and Hybrid shall be under no obligation to verify independently any such information so provided to or otherwise obtained by Hybrid. Hybrid shall also be under no obligation to determine whether there have been or to investigate any changes in any of such information occurring after the date of the same where provided or obtained.

Upon Hybrid being provided updated and/or corrected information by the Company, Hybrid undertakes to promptly stop using the previously provided or gathered information and undertakes to use only such updated and/or corrected information. By providing Hybrid with its contact list, the Company gives Hybrid permission to use this information for outbound communication initiatives.

3. Term of Engagement

Hybrid will provide services to the Company as provided in this Agreement as long as the Company is conducting the Offering or such earlier date upon which this Agreement is terminated by the parties either by mutual agreement or as provided for herein.

The Company may terminate this agreement if Hybrid has committed certain events of bankruptcy or insolvency, has lost any registration, licence or other authorization required to perform its services thereunder or is in material breach or default of provisions hereof.

4. Compensation

In connection with this engagement, the Company agrees to provide Hybrid with the compensation set out in <u>Schedule A</u> attached hereto, which schedule forms part of this Agreement and the consideration for which is the entering into of this Agreement and the provision of services hereunder.

Hybrid reserves the right to discontinue or suspend delivering services at any time in its discretion, including if payment is outstanding. Hybrid further reserves the right to claim interest, compensation and reasonable costs for recovery of outstanding accounts.

P.S.

0

5. Dispute Resolution, Mediation.

The Parties will attempt to resolve any Dispute through face-to-face negotiation with persons fully authorized to resolve the Dispute or through mediation utilizing a mediator agreed to by the parties, rather than through litigation. The existence or results of any negotiation or mediation will be treated as confidential. In the event the parties are unable to resolve the Dispute within 30 days of notice of the Dispute to the other party, the parties shall be free to pursue all remedies available at law or in equity through the American Arbitration Association. Any controversy or claim arising out of or relating to this contract, or the breach thereof, that was not resolved through the mediation process shall be settled by arbitration administered by the American Arbitration Association in Manhattan, New York, in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

6. Other Matters

This Agreement incorporates the entire agreement between parties, and no waiver, amendment or other modification of this Agreement will be effective unless in writing and signed by both the Company and Hybrid. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario. All financial references in this Agreement are to US dollars unless otherwise indicated. If any provision hereof shall be determined to be invalid or unenforceable in any respect such determination shall not affect such provision in any other respect or any other provision hereof. Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this Agreement. It is understood that this Agreement supersedes any previous verbal or written Agreement between Hybrid and the Company with respect to the subject matter hereof.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

7. Acceptance

Please confirm that the foregoing is in accordance with the Company's understanding by signing and returning the attached duplicate copy of this Agreement, which shall thereupon constitute a binding Agreement between Hybrid Financial Ltd. and The3rdBevco Inc.

Yours very truly,

Steven Marshall
President and CEO
Hybrid Financial Ltd.

The foregoing is in accordance with our understanding and is accepted and agreed by us as of the date first written above.

THE3RDBEVCO INC.

By: ____________________
Peter Scalise III, CEO
I have the authority to bind the corporation and certify that I have not made any changes to this contract.

SCHEDULE "A"
COMPENSATION

In consideration for the performance of the services by Hybrid pursuant to the letter agreement to which this Schedule A is attached (the "**Agreement**"), the Company hereby agrees to compensate Hybrid as follows:

1. An administrative fee up $50,000 (fifty thousand) to a maximum $300,000 (three hundred thousand) USD, plus applicable tax, during the term for the services described in the Agreement, inclusive of all costs and charges incurred by Hybrid in connection with performing the services, including without limitation the following assuming a successful close of the Offering Maximum:
   - Customized database generation and maintenance
   - Unlimited inbound and outbound calls
   - Third party database charges
   - Data management services and fees

   Hybrid shall issue an invoice on a monthly basis upon written approval of the company, for administrative services based on completed accounts on the clearing platform, plus applicable taxes.

   In each instance, invoices are payable within ten (10) days of receipt.

   Hybrid reserves the right to discontinue or suspend delivering services under the Agreement at any time in its discretion, including if payment is outstanding. Hybrid further reserves the right to claim interest, compensation and reasonable costs for recovery of outstanding accounts.